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Exhibit 99(a)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SangStat Medical Corporation
at
$22.50 Net Per Share
by
Swift Starboard Corporation
a wholly-owned subsidiary of
Genzyme Corporation

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 10, 2003, UNLESS THE OFFER IS EXTENDED.

August 13, 2003

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        We have been appointed by Swift Starboard Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Genzyme Corporation, a Massachusetts corporation ("Genzyme"), and Genzyme to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share, of SangStat Medical Corporation, a Delaware corporation ("SangStat"), including all preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of August 14, 1995, by and between SangStat and Equiserve Trust Company, N.A., as amended from time to time (together, the "Shares"), at $22.50 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated August 13, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

        1.     Offer to Purchase dated August 13, 2003;

        2.     Letter of Transmittal to be used by stockholders of SangStat in accepting the Offer;

        3.     Letter to Stockholders of SangStat from the Chairman of the Board, President and Chief Executive Officer of SangStat accompanied by SangStat's Solicitation/Recommendation Statement on Schedule 14D-9;

        4.     A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        5.     Notice of Guaranteed Delivery with respect to Shares;

        6.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.     Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

        The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of shares, which, together with any shares owned by Genzyme, the Purchaser and Genzyme's other subsidiaries, represents more than 50% of the total number of shares then outstanding on a fully diluted basis, (b) the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) the expiration or termination of the applicable waiting period under Germany's Act Against Restraints of Competition, and (d) any clearances or approvals required under applicable pre-merger notification laws or regulations of other foreign jurisdictions having been obtained. The Offer is also subject to other conditions described in the Offer to Purchase. The Offer is not conditioned upon Genzyme or the Purchaser obtaining funding.

        We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, September 10, 2003, unless extended.

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of August 4, 2003 (the "Merger Agreement"), among Genzyme, the Purchaser and SangStat pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into SangStat, with the surviving entity becoming a wholly-owned subsidiary of Genzyme (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Genzyme, the Purchaser, SangStat or stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Genzyme or any wholly owned subsidiary of Genzyme, or Genzyme and one or more wholly owned subsidiaries of Genzyme, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

        The Board of Directors of SangStat unanimously recommends that the stockholders of SangStat accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of SangStat adopt the Merger Agreement, if such adoption is required. The Board of Directors of SangStat, by a unanimous vote, (1) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and declared that the Merger Agreement is advisable and (2) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, SangStat and its stockholders.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) and any other required documents. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        Neither the Purchaser nor Genzyme will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent, as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

        Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, GENZYME, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll Free: (888) 750-5834

The Dealer Manager for the Offer is:

Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, NY 10010-3629
Call Toll Free: (800) 881-8320

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  Exhibit 99(a)(4)